PBF Energy Announces East Coast Refining Reconfiguration
and Reports Third Quarter 2020 Results

•East Coast refining reconfiguration expected to result in $150 million of annual operating and capital expense savings
•Third quarter loss from operations of $342.7 million (excluding special items, third quarter loss from operations of $374.2 million)
•Third quarter consolidated ending cash balance of approximately $1.3 billion

PARSIPPANY, NJ - October 29, 2020 - PBF Energy Inc. (NYSE:PBF) today reported a third quarter 2020 loss from operations of $342.7 million as compared to income from operations of $151.9 million for the third quarter of 2019. Excluding special items, third quarter 2020 loss from operations was $374.2 million as compared to income from operations of $165.8 million for the third quarter of 2019. PBF Energy's financial results reflect the consolidation of PBF Logistics LP (NYSE: PBFX), a master limited partnership of which PBF indirectly owns the general partner and approximately 48% of the limited partner interests as of quarter-end.

The company reported third quarter 2020 net loss of $397.8 million and net loss attributable to PBF Energy Inc. of $417.2 million or $(3.49) per share. This compares to net income of $86.3 million, and net income attributable to PBF Energy Inc. of $69.5 million or $0.57 per share for the third quarter 2019. Non-cash special items included in the third quarter 2020 results, which decreased net income by a net, after-tax charge of $73.2 million, or $0.62 per share, consisted of a net tax expense on remeasurement of deferred tax assets and an impairment expense related to the PBFX write-down of certain PBFX long-lived assets, offset by a lower-of-cost-or-market ("LCM") inventory adjustment, change in fair value of the contingent consideration associated with the earn-out provisions related to both the Martinez acquisition and PBFX CPI acquisition, and a benefit related to the change in our Tax Receivable Agreement liability. Adjusted fully-converted net loss for the third quarter 2020, excluding special items, was $346.6 million, or $(2.87) per share on a fully-exchanged, fully-diluted basis, as described below, compared to adjusted fully-converted net income of $80.1 million or $0.66 per share, for the third quarter 2019.

Tom Nimbley, PBF Energy's Chairman and CEO, said, “Today we announced the reconfiguration of our Delaware City and Paulsboro refineries. With this reconfiguration, we will operate the most profitable components of our East Coast refining system at lower cost. This is another step in our broader strategic process aimed at increasing the competitive position of our entire refining portfolio.”

Mr. Nimbley continued, “PBF's third quarter financial results reflect the challenging market conditions brought on by the global pandemic and government measures taken to mitigate its spread. We exited the third quarter with approximately $1.3 billion in cash and other sources of liquidity that we believe will support our business through the current crisis. We expect demand to remain depressed until there is a widely available medical solution for the COVID-19 virus that will allow everyone to return to their normal routines.” Mr. Nimbley concluded, “Until that time, we will focus on the safety and health of our employees and the reliability of our operations. We are committed to executing our cost reduction initiatives and to continuing the strategic review of our entire portfolio.”

East Coast Refining Reconfiguration and Optimization Plan
Today, PBF Energy announced an operational reconfiguration of its East Coast refining system comprised of its Delaware City and Paulsboro refineries. Depending on market conditions, future throughput capacity is expected to be approximately 260,000 barrels per day. As part of the reconfiguration, the Paulsboro refinery will be idling the following units: the smaller of two crude units, coker, fluid catalytic cracker and several smaller units. We expect to operate certain Delaware City and remaining Paulsboro units at higher utilization and efficiency. Annual operating and capital expenditures savings are expected to be approximately $100.0 million and $50.0 million, respectively, relative to average historic levels.

The reconfigured East Coast refining system retains significant crude optionality and is expected to have increased flexibility to respond to changing market conditions. We anticipate realizing a one-time benefit in reduced working capital as a result of overall lower throughput and inventory levels. We also expect to incur non-recurring expenses as a result of workforce reductions.

The reconfiguration is expected to be complete by year-end 2020.

Liquidity and Financial Position
In response to the pandemic, we have taken several steps to protect our balance sheet and increase the financial liquidity of the company. As of September 30, 2020, our liquidity was approximately $1.9 billion based on approximately $1.3 billion of cash and current availability under our asset-based lending facility. In addition, PBF Logistics LP liquidity included $27.9 million in cash and approximately $282.1 million of availability under its revolving credit facility.

Strategic Update and Outlook
Employee and operational safety continue to be an ongoing priority in our pandemic response. We have implemented a number of safety protocols and social distancing requirements, issued personal protective equipment to all employees and enhanced facility cleaning, with these efforts focused on protecting our dedicated front line employees who have remained on the job throughout the current crisis, as well as returning employees as they come back to the office. As a result of our efforts, our operating facilities have remained fully-staffed by our essential workforce throughout the pandemic, and we continue supplying our critical products to our valued customers.

We are executing our East Coast reconfiguration plans and actively reviewing the balance of our refining portfolio for additional efficiency opportunities. We continue to target and execute the expense reduction measures announced in March 2020. Through the end of the third quarter, we exceeded our full-year goal of $140 million in total operating expense reductions by achieving over $225 million in reductions, including energy. While some of these savings are a result of reduced operational tempo, the majority are deliberate operating and other expense reductions.

Our refining capital spending program is expected to meet our revised guidance of approximately $360 million for 2020, with the bulk of the spending having occurred in the first and second quarters.

We operated our refineries at reduced rates during the third quarter and, based on current market conditions, we plan on continuing to operate our refineries at lower utilization until such time that sustained product demand justifies higher production. We expect near-term throughput to be in the 700,000 to 800,000 barrel per day range for our refining system.

Adjusted Fully-Converted Results
Adjusted fully-converted results assume the exchange of all PBF Energy Company LLC Series A Units and dilutive securities into shares of PBF Energy Inc. Class A common stock on a one-for-one basis, resulting in the elimination of the noncontrolling interest and a corresponding adjustment to the company's tax provision.

Non-GAAP Measures
This earnings release, and the discussion during the management conference call, may include references to Non-GAAP (Generally Accepted Accounting Principles) measures including Adjusted Fully-Converted Net Income, Adjusted Fully-Converted Net Income excluding special items, Adjusted Fully-Converted Net Income per fully-exchanged, fully-diluted share, Income from operations excluding special items, gross refining margin, gross refining margin excluding special items, gross refining margin per barrel of throughput, EBITDA (Earnings before Interest, Income Taxes, Depreciation and Amortization), EBITDA excluding special items and Adjusted EBITDA. PBF believes that Non-GAAP financial measures provide useful information about its operating performance and financial results. However, these measures have important limitations as analytical tools and should not be viewed in isolation or considered as alternatives for, or superior to, comparable GAAP financial measures. PBF's Non-GAAP financial measures may also differ from similarly named measures used by other companies. See the accompanying tables and footnotes in this release for additional information on the Non-GAAP measures used in this release and reconciliations to the most directly comparable GAAP measures.

Conference Call Information
PBF Energy's senior management will host a conference call and webcast regarding quarterly results and other business matters on Thursday, October 29, 2020, at 8:30 a.m. ET. The call is being webcast and can be accessed at PBF Energy's website, http://www.pbfenergy.com. The call can also be accessed by dialing (800) 894-5910 or (785) 424-1737, conference ID: PBFQ320. The audio replay will be available two hours after the end of the call through November 12, 2020, by dialing (800) 688-7339 or (402) 220-1347.

Forward-Looking Statements
Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the company's control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the company's filings with the SEC, as well as the risks disclosed in PBF Logistics LP's SEC filings and any impact PBF Logistics LP may have on the company's credit rating, cost of funds, employees, customer and vendors; risk relating to the securities markets generally; risks associated with the East Coast refining reconfiguration and the recent acquisition of the Martinez refinery, and related logistics assets; the duration and severity of the COVID-19 pandemic and certain developments in the global oil markets and their impact on the global macroeconomic conditions; and the impact of adverse market conditions affecting the company, unanticipated developments, regulatory approvals, changes in laws and other events that negatively impact the company. All forward-looking statements speak only as of the date hereof. The company undertakes no obligation to revise or update any forward-looking statements except as may be required by applicable law.

About PBF Energy Inc.
PBF Energy Inc. (NYSE:PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in California, Delaware, Louisiana, New Jersey and Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally responsible manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

PBF Energy Inc. also currently indirectly owns the general partner and approximately 48% of the limited partnership interest of PBF Logistics LP (NYSE: PBFX).

###
Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994

EARNINGS RELEASE TABLES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues	$3,667.5	$6,430.5	$11,460.8	$18,206.7

Cost and expenses:
Cost of products and other	3,378.6	5,700.2	11,095.0	15,865.2
Operating expenses (excluding depreciation and amortization expense as reflected below)	471.9	436.5	1,445.7	1,348.7
Depreciation and amortization expense	130.3	107.7	369.3	314.9
Cost of sales	3,980.8	6,244.4	12,910.0	17,528.8
General and administrative expenses (excluding depreciation and amortization expense as reflected below)	46.6	64.7	187.0	175.9
Depreciation and amortization expense	2.7	2.1	8.4	7.8
Change in fair value of contingent consideration	(28.6)	—	(93.5)	—
Impairment expense	7.0	—	7.0	—
Loss (gain) on sale of assets	1.7	(32.6)	(469.4)	(31.8)
Total cost and expenses	4,010.2	6,278.6	12,549.5	17,680.7

Income (loss) from operations	(342.7)	151.9	(1,088.7)	526.0

Other income (expense):
Interest expense, net	(70.4)	(39.7)	(185.1)	(121.3)
Change in Tax Receivable Agreement liability	252.2	—	240.6	—
Change in fair value of catalyst obligations	(2.4)	(3.8)	4.2	(6.4)
Debt extinguishment costs	—	—	(22.2)	—
Other non-service components of net periodic benefit (cost)	1.1	(0.1)	3.2	(0.2)
Income (loss) before income taxes	(162.2)	108.3	(1,048.0)	398.1
Income tax expense (benefit)	235.6	22.0	(0.7)	92.0
Net income (loss)	(397.8)	86.3	(1,047.3)	306.1
Less: net income attributable to noncontrolling interests	19.4	16.8	46.7	39.7
Net income (loss) attributable to PBF Energy Inc. stockholders	$(417.2)	$69.5	$(1,094.0)	$266.4

Net income (loss) available to Class A common stock per share:
Basic	$(3.49)	$0.58	$(9.15)	$2.22
Diluted	$(3.49)	$0.57	$(9.15)	$2.20
Weighted-average shares outstanding-basic	119,684,030	119,921,346	119,561,387	119,897,504
Weighted-average shares outstanding-diluted	119,684,030	121,589,179	120,628,236	121,871,864

Dividends per common share	$—	$0.30	$0.30	$0.90

Adjusted fully-converted net income (loss) and adjusted fully-converted net income (loss) per fully exchanged, fully diluted shares outstanding (Note 1):
Adjusted fully-converted net income (loss)	$(419.8)	$69.9	$(1,104.1)	$268.7
Adjusted fully-converted net income (loss) per fully exchanged, fully diluted share	$(3.49)	$0.57	$(9.15)	$2.20
Adjusted fully-converted shares outstanding - diluted (Note 6)	120,659,163	121,589,179	120,628,237	121,871,864

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
(Unaudited, in millions, except share and per share data)

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED FULLY-CONVERTED NET INCOME (LOSS) AND ADJUSTED FULLY-CONVERTED NET INCOME (LOSS) EXCLUDING SPECIAL ITEMS (Note 1)		Three Months Ended		Nine Months Ended
		September 30,		September 30,
		2020	2019	2020	2019
Net income (loss) attributable to PBF Energy Inc. stockholders		$(417.2)	$69.5	$(1,094.0)	$266.4
Less:	Income allocated to participating securities	—	0.2	0.1	0.4
Income (loss) available to PBF Energy Inc. stockholders - basic		(417.2)	69.3	(1,094.1)	266.0
Add:	Net income (loss) attributable to noncontrolling interest (Note 2)	(3.5)	0.9	(13.6)	3.6
Less:	Income tax benefit (expense) (Note 3)	0.9	(0.3)	3.6	(0.9)
Adjusted fully-converted net income (loss)		$(419.8)	$69.9	$(1,104.1)	$268.7
Special Items (Note 4):
Add:	Non-cash LCM inventory adjustment	(9.9)	47.0	691.5	(277.0)
Add:	Change in Tax Receivable Agreement liability	(252.2)	—	(240.6)	—
Add:	Debt extinguishment costs	—	—	22.2	—
Add:	Change in fair value of contingent consideration	(28.6)	—	(93.5)	—
Add:	Gain on sale of hydrogen plants	—	—	(471.1)	—
Add:	Severance costs	—	—	12.9	—
Add:	Impairment expense	7.0	—	7.0	—
Add:	Gain on Torrance land sale	—	(33.1)	—	(33.1)
Add:	Net tax expense on remeasurement of deferred tax assets	282.3	—	282.3	—
Less:	Recomputed income taxes on special items (Note 3)	74.6	(3.7)	18.8	82.0
Adjusted fully-converted net income (loss) excluding special items		$(346.6)	$80.1	$(874.6)	$40.6

Weighted-average shares outstanding of PBF Energy Inc.		119,684,030	119,921,346	119,561,388	119,897,504
Conversion of PBF LLC Series A Units (Note 5)		975,133	1,206,325	1,066,849	1,206,325
Common stock equivalents (Note 6)		—	461,508	—	768,035
Fully-converted shares outstanding - diluted		120,659,163	121,589,179	120,628,237	121,871,864

Adjusted fully-converted net income (loss) per fully exchanged, fully diluted shares outstanding (Note 6)		$(3.49)	$0.57	$(9.15)	$2.20

Adjusted fully-converted net income (loss) excluding special items per fully exchanged, fully diluted shares outstanding (Note 4, 6)		$(2.87)	$0.66	$(7.25)	$0.33

		Three Months Ended		Nine Months Ended
RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS TO INCOME (LOSS) FROM OPERATIONS EXCLUDING SPECIAL ITEMS		September 30,		September 30,
		2020	2019	2020	2019
Income (loss) from operations		$(342.7)	$151.9	$(1,088.7)	$526.0
Special Items (Note 4):
Add:	Non-cash LCM inventory adjustment	(9.9)	47.0	691.5	(277.0)
Add:	Change in fair value of contingent consideration	(28.6)	—	(93.5)	—
Add:	Gain on sale of hydrogen plants	—	—	(471.1)	—
Add:	Severance costs	—	—	12.9	—
Add:	Impairment expense	7.0	—	7.0	—
Add:	Gain on Torrance land sale	—	(33.1)	—	(33.1)
Income (loss) from operations excluding special items		$(374.2)	$165.8	$(941.9)	$215.9

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
EBITDA RECONCILIATIONS (Note 7)
(Unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND EBITDA EXCLUDING SPECIAL ITEMS	2020	2019	2020	2019

Net income (loss)	$(397.8)	$86.3	$(1,047.3)	$306.1
Add: Depreciation and amortization expense	133.0	109.8	377.7	322.7
Add: Interest expense, net	70.4	39.7	185.1	121.3
Add: Income tax expense (benefit)	235.6	22.0	(0.7)	92.0
EBITDA	$41.2	$257.8	$(485.2)	$842.1
Special Items (Note 4):
Add: Non-cash LCM inventory adjustment	(9.9)	47.0	691.5	(277.0)
Add: Change in Tax Receivable Agreement liability	(252.2)	—	(240.6)	—
Add: Debt extinguishment costs	—	—	22.2	—
Add: Change in fair value of contingent consideration	(28.6)	—	(93.5)	—
Add: Gain on sale of hydrogen plants	—	—	(471.1)	—
Add: Severance costs	—	—	12.9	—
Add: Impairment expense	7.0	—	7.0	—
Add: Gain on Torrance land sale	—	(33.1)	—	(33.1)
EBITDA excluding special items	$(242.5)	$271.7	$(556.8)	$532.0

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
RECONCILIATION OF EBITDA TO ADJUSTED EBITDA	2020	2019	2020	2019

EBITDA	$41.2	$257.8	$(485.2)	$842.1
Add: Stock-based compensation	10.4	8.4	29.1	28.4
Add: Change in fair value of catalyst obligations	2.4	3.8	(4.2)	6.4
Add: Change in fair value of contingent consideration (Note 4)	(28.6)	—	(93.5)	—
Add: Non-cash LCM inventory adjustment (Note 4)	(9.9)	47.0	691.5	(277.0)
Add: Gain on sale of hydrogen plants (Note 4)	—	—	(471.1)	—
Add: Change in Tax Receivable Agreement liability (Note 4)	(252.2)	—	(240.6)	—
Add: Impairment expense (Note 4)	7.0	—	7.0	—
Add: Debt extinguishment costs (Note 4)	—	—	22.2	—
Add: Severance costs (Note 4)	—	—	12.9	—
Adjusted EBITDA	$(229.7)	$317.0	$(531.9)	$599.9

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited, in millions)

	September 30,	December 31,
	2020	2019
Balance Sheet Data:
Cash and cash equivalents	$1,282.6	$814.9
Inventories	1,485.6	2,122.2
Total assets	10,191.3	9,132.4
Total debt	4,411.1	2,064.9

Total equity	2,490.8	3,585.5
Total equity excluding special items (Note 4, 13)	$2,810.6	$3,675.8

Total debt to capitalization ratio (Note 13)	64%	37%
Total debt to capitalization ratio, excluding special items (Note 13)	61%	36%
Net debt to capitalization ratio (Note 13)	56%	26%
Net debt to capitalization ratio, excluding special items (Note 13)	53%	25%

SUMMARIZED STATEMENT OF CASH FLOW DATA
(Unaudited, in millions)

	Nine Months Ended September 30,
	2020	2019
Cash flows (used in) provided by operating activities	$(792.6)	$432.2
Cash flows used in investing activities	(990.3)	(593.5)
Cash flows provided by financing activities	2,250.6	100.3
Net increase (decrease) in cash and cash equivalents	467.7	(61.0)
Cash and cash equivalents, beginning of period	814.9	597.3
Cash and cash equivalents, end of period	$1,282.6	$536.3

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
CONSOLIDATING FINANCIAL INFORMATION (Note 8)
(Unaudited, in millions)

	Three Months Ended September 30, 2020
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Revenues	$3,649.2	$89.0	$—	$(70.7)	$3,667.5
Depreciation and amortization expense	115.9	14.4	2.7	—	133.0
Income (loss) from operations	(367.0)	55.6	(31.3)	—	(342.7)
Interest expense, net	(0.8)	11.5	59.7	—	70.4
Capital expenditures	53.0	1.7	2.0	—	56.7

	Three Months Ended September 30, 2019
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Revenues	$6,422.1	$86.4	$—	$(78.0)	$6,430.5
Depreciation and amortization expense	98.7	9.0	2.1	—	109.8
Income (loss) from operations	169.8	44.4	(62.3)	—	151.9
Interest expense, net	(0.7)	13.4	27.0	—	39.7
Capital expenditures	117.2	8.0	2.7	—	127.9

	Nine Months Ended September 30, 2020
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Revenues	$11,408.3	$271.2	$—	$(218.7)	$11,460.8
Depreciation and amortization expense	332.4	36.9	8.4	—	377.7
Income (loss) from operations	(1,138.8)	153.4	(103.3)	—	(1,088.7)
Interest expense, net	0.7	37.0	147.4	—	185.1
Capital expenditures (Note 14)	1,500.9	9.6	9.2	—	1,519.7

	Nine Months Ended September 30, 2019
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Revenues	$18,182.7	$248.0	$—	$(224.0)	$18,206.7
Depreciation and amortization expense	288.3	26.6	7.8	—	322.7
Income (loss) from operations (Note 15, 16)	583.0	116.4	(165.5)	(7.9)	526.0
Interest expense, net	0.7	38.0	82.6	—	121.3
Capital expenditures	600.2	23.2	6.4	—	629.8

	Balance at September 30, 2020
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Total Assets	$9,250.1	$941.8	$55.3	$(55.9)	$10,191.3

	Balance at December 31, 2019
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Total Assets	$8,154.8	$973.0	$52.7	$(48.1)	$9,132.4

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
MARKET INDICATORS AND KEY OPERATING INFORMATION
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Market Indicators (dollars per barrel) (Note 9)	2020	2019	2020	2019
Dated Brent crude oil	$43.05	$61.86	$40.74	$64.71
West Texas Intermediate (WTI) crude oil	$40.91	$56.40	$38.12	$57.08
Light Louisiana Sweet (LLS) crude oil	$42.46	$60.60	$40.13	$63.35
Alaska North Slope (ANS) crude oil	$42.75	$62.98	$41.32	$65.23
Crack Spreads:
Dated Brent (NYH) 2-1-1	$8.30	$14.72	$9.30	$12.73
WTI (Chicago) 4-3-1	$7.08	$16.51	$6.56	$16.69
LLS (Gulf Coast) 2-1-1	$6.53	$14.32	$7.79	$12.32
ANS (West Coast-LA) 4-3-1	$11.70	$18.81	$11.41	$18.49
ANS (West Coast-SF) 3-2-1	$10.88	$18.38	$9.77	$17.20
Crude Oil Differentials:
Dated Brent (foreign) less WTI	$2.14	$5.46	$2.62	$7.63
Dated Brent less Maya (heavy, sour)	$3.88	$6.36	$5.95	$5.58
Dated Brent less WTS (sour)	$2.09	$6.01	$2.72	$8.76
Dated Brent less ASCI (sour)	$1.38	$2.98	$1.99	$3.11
WTI less WCS (heavy, sour)	$9.29	$12.79	$10.58	$11.78
WTI less Bakken (light, sweet)	$1.23	$0.74	$2.57	$0.53
WTI less Syncrude (light, sweet)	$1.94	$(0.89)	$1.58	$(0.30)
WTI less LLS (light, sweet)	$(1.55)	$(4.20)	$(2.01)	$(6.27)
WTI less ANS (light, sweet)	$(1.84)	$(6.58)	$(3.20)	$(8.15)
Natural gas (dollars per MMBTU)	$2.12	$2.33	$1.92	$2.56

Key Operating Information
Production (barrels per day ("bpd") in thousands)	716.7	863.0	750.2	817.9
Crude oil and feedstocks throughput (bpd in thousands)	706.1	850.9	744.6	816.4
Total crude oil and feedstocks throughput (millions of barrels)	65.0	78.3	204.0	222.9
Consolidated gross margin per barrel of throughput	$(4.82)	$2.38	$(7.10)	$3.04
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$2.98	$8.87	$3.92	$8.21
Refinery operating expense, per barrel of throughput (Note 11)	$6.96	$5.26	$6.78	$5.72
Crude and feedstocks (% of total throughput) (Note 12)
Heavy	43%	32%	43%	31%
Medium	25%	30%	26%	30%
Light	18%	25%	17%	25%
Other feedstocks and blends	14%	13%	14%	14%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput)
Gasoline and gasoline blendstocks	54%	50%	50%	48%
Distillates and distillate blendstocks	28%	33%	31%	32%
Lubes	1%	1%	1%	1%
Chemicals	1%	2%	1%	2%
Other	18%	15%	18%	17%
Total yield	102%	101%	101%	100%

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
SUPPLEMENTAL OPERATING INFORMATION
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Supplemental Operating Information - East Coast (Delaware City and Paulsboro)
Production (bpd in thousands)	250.8	354.7	273.3	323.7
Crude oil and feedstocks throughput (bpd in thousands)	251.4	357.2	274.3	329.5
Total crude oil and feedstocks throughput (millions of barrels)	23.1	32.9	75.1	90.0
Gross margin per barrel of throughput	$(4.11)	$(0.25)	$(5.79)	$(0.91)
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$2.41	$7.32	$4.53	$5.08
Refinery operating expense, per barrel of throughput (Note 11)	$4.99	$4.20	$5.29	$5.09
Crude and feedstocks (% of total throughput) (Note 12):
Heavy	27%	21%	26%	21%
Medium	33%	41%	33%	44%
Light	15%	22%	20%	16%
Other feedstocks and blends	25%	16%	21%	19%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput):
Gasoline and gasoline blendstocks	49%	45%	45%	44%
Distillates and distillate blendstocks	30%	36%	34%	32%
Lubes	1%	2%	2%	2%
Chemicals	2%	1%	2%	1%
Other	18%	15%	17%	19%
Total yield	100%	99%	100%	98%

Supplemental Operating Information - Mid-Continent (Toledo)
Production (bpd in thousands)	110.5	153.6	93.0	156.6
Crude oil and feedstocks throughput (bpd in thousands)	108.4	151.1	91.9	154.1
Total crude oil and feedstocks throughput (millions of barrels)	10.0	13.9	25.2	42.1
Gross margin per barrel of throughput	$(6.40)	$4.39	$(14.74)	$8.32
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$1.87	$12.24	$(0.17)	$13.18
Refinery operating expense, per barrel of throughput (Note 11)	$5.87	$4.98	$7.04	$5.10
Crude and feedstocks (% of total throughput) (Note 12):
Medium	36%	32%	38%	30%
Light	62%	67%	60%	69%
Other feedstocks and blends	2%	1%	2%	1%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput):
Gasoline and gasoline blendstocks	58%	52%	52%	51%
Distillates and distillate blendstocks	31%	34%	29%	36%
Chemicals	4%	6%	3%	6%
Other	9%	10%	17%	9%
Total yield	102%	102%	101%	102%

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
SUPPLEMENTAL OPERATING INFORMATION
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Supplemental Operating Information - Gulf Coast (Chalmette)
Production (bpd in thousands)	128.8	182.9	147.0	182.4
Crude oil and feedstocks throughput (bpd in thousands)	125.6	178.0	144.0	181.4
Total crude oil and feedstocks throughput (millions of barrels)	11.6	16.4	39.5	49.5
Gross margin per barrel of throughput	$(4.51)	$0.69	$(4.54)	$0.98
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$2.48	$8.30	$5.19	$5.82
Refinery operating expense, per barrel of throughput (Note 11)	$5.71	$4.81	$5.18	$4.89
Crude and feedstocks (% of total throughput) (Note 12):
Heavy	41%	37%	41%	34%
Medium	35%	25%	35%	22%
Light	16%	18%	13%	27%
Other feedstocks and blends	8%	20%	11%	17%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput):
Gasoline and gasoline blendstocks	39%	47%	42%	45%
Distillates and distillate blendstocks	33%	33%	33%	33%
Chemicals	2%	1%	2%	2%
Other	29%	22%	25%	21%
Total yield	103%	103%	102%	101%

Supplemental Operating Information - West Coast (Torrance and Martinez)
Production (bpd in thousands)	226.6	171.8	236.9	155.2
Crude oil and feedstocks throughput (bpd in thousands)	220.7	164.6	234.4	151.4
Total crude oil and feedstocks throughput (millions of barrels)	20.3	15.1	64.2	41.3
Gross margin per barrel of throughput	$(7.59)	$4.82	$(9.70)	$5.48
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$4.43	$9.77	$4.02	$12.83
Refinery operating expense, per barrel of throughput (Note 11)	$10.47	$8.30	$9.42	$8.71
Crude and feedstocks (% of total throughput) (Note 12):
Heavy	84%	81%	82%	81%
Medium	5%	7%	7%	7%
Other feedstocks and blends	11%	12%	11%	12%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput):
Gasoline and gasoline blendstocks	66%	61%	60%	59%
Distillates and distillate blendstocks	22%	26%	26%	26%
Other	15%	17%	15%	18%
Total yield	103%	104%	101%	103%

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
GROSS REFINING MARGIN / GROSS REFINING MARGIN PER BARREL OF THROUGHPUT (Note 10)
(Unaudited, in millions, except per barrel amounts)

	Three Months Ended		Three Months Ended
	September 30, 2020		September 30, 2019
RECONCILIATION OF CONSOLIDATED GROSS MARGIN TO GROSS REFINING MARGIN AND GROSS REFINING MARGIN EXCLUDING SPECIAL ITEMS	$	per barrel of throughput	$	per barrel of throughput
Calculation of consolidated gross margin:
Revenues	$3,667.5	$56.46	$6,430.5	$82.15
Less: Cost of sales	3,980.8	61.28	6,244.4	79.77
Consolidated gross margin	$(313.3)	$(4.82)	$186.1	$2.38
Reconciliation of consolidated gross margin to gross refining margin:
Consolidated gross margin	$(313.3)	$(4.82)	$186.1	$2.38
Add: PBFX operating expense	22.7	0.35	28.4	0.36
Add: PBFX depreciation expense	14.4	0.22	9.0	0.11
Less: Revenues of PBFX	(89.0)	(1.37)	(86.4)	(1.10)
Add: Refinery operating expense	452.4	6.96	411.8	5.26
Add: Refinery depreciation expense	115.9	1.79	98.7	1.26
Gross refining margin	$203.1	$3.13	$647.6	$8.27
Special Items (Note 4):
Add: Non-cash LCM inventory adjustment	(9.9)	(0.15)	47.0	0.60
Gross refining margin excluding special items	$193.2	$2.98	$694.6	$8.87

	Nine Months Ended		Nine Months Ended
	September 30, 2020		September 30, 2019
RECONCILIATION OF CONSOLIDATED GROSS MARGIN TO GROSS REFINING MARGIN AND GROSS REFINING MARGIN EXCLUDING SPECIAL ITEMS	$	per barrel of throughput	$	per barrel of throughput
Calculation of consolidated gross margin:
Revenues	$11,460.8	$56.18	$18,206.7	$81.69
Less: Cost of sales	12,910.0	63.28	17,528.8	78.65
Consolidated gross margin	$(1,449.2)	$(7.10)	$677.9	$3.04
Reconciliation of consolidated gross margin to gross refining margin:
Consolidated gross margin	$(1,449.2)	$(7.10)	$677.9	$3.04
Add: PBFX operating expense	75.5	0.37	86.9	0.39
Add: PBFX depreciation expense	36.9	0.18	26.6	0.12
Less: Revenues of PBFX	(271.2)	(1.33)	(248.0)	(1.11)
Add: Refinery operating expense	1,383.6	6.78	1,274.9	5.72
Add: Refinery depreciation expense	332.4	1.63	288.3	1.29
Gross refining margin	$108.0	$0.53	$2,106.6	$9.45
Special Items (Note 4):
Add: Non-cash LCM inventory adjustment	691.5	3.39	(277.0)	(1.24)
Gross refining margin excluding special items	$799.5	$3.92	$1,829.6	$8.21

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
FOOTNOTES TO EARNINGS RELEASE TABLES

(1) Adjusted fully-converted information is presented in this table as management believes that these Non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful to investors to compare our results across the periods presented and facilitates an understanding of our operating results. We also use these measures to evaluate our operating performance. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The differences between adjusted fully-converted and GAAP results are explained in footnotes 2 through 6.

(2) Represents the elimination of the noncontrolling interest associated with the ownership by the members of PBF Energy Company LLC ("PBF LLC") other than PBF Energy Inc., as if such members had fully exchanged their PBF LLC Series A Units for shares of PBF Energy's Class A common stock.

(3) Represents an adjustment to reflect PBF Energy’s estimated annualized statutory corporate tax rate of approximately 26.3% and 26.5% for the 2020 and 2019 periods, respectively, applied to net income (loss) attributable to noncontrolling interest for all periods presented. The adjustment assumes the full exchange of existing PBF LLC Series A Units as described in footnote 2.

(4) The Non-GAAP measures presented include adjusted fully-converted net income (loss) excluding special items, income (loss) from operations excluding special items, EBITDA excluding special items and gross refining margin excluding special items. Special items for the three and nine months ended September 30, 2020 and 2019 relate to LCM inventory adjustments, changes in the Tax Receivable Agreement liability, debt extinguishment costs, change in fair value of contingent consideration, gain on sale of hydrogen plants, severance costs related to reductions in workforce, impairment expense, net tax expense on remeasurement of deferred tax assets and gain on sale of assets related to the Torrance land sale, all as discussed further below. Additionally, the cumulative effects of all current and prior period special items on equity are shown in footnote 13.

Although we believe that Non-GAAP financial measures excluding the impact of special items provide useful supplemental information to investors regarding the results and performance of our business and allow for useful period-over-period comparisons, such Non-GAAP measures should only be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

Special Items:

LCM inventory adjustment - LCM is a GAAP requirement related to inventory valuation that mandates inventory to be stated at the lower of cost or market. Our inventories are stated at the lower of cost or market. Cost is determined using last-in, first-out ("LIFO") inventory valuation methodology, in which the most recently incurred costs are charged to cost of sales and inventories are valued at base layer acquisition costs. Market is determined based on an assessment of the current estimated replacement cost and net realizable selling price of the inventory. In periods where the market price of our inventory declines substantially, cost values of inventory may exceed market values. In such instances, we record an adjustment to write down the value of inventory to market value in accordance with GAAP. In subsequent periods, the value of inventory is reassessed and an LCM inventory adjustment is recorded to reflect the net change in the LCM inventory reserve between the prior period and the current period.

The following table includes the LCM inventory reserve as of each date presented (in millions):

			2020	2019
January 1,			$401.6	$651.8
June 30,			1,103.0	327.8
September 30,			1,093.1	374.8

The following table includes the corresponding impact of changes in the LCM inventory reserve on income (loss) from operations and net income (loss) for the periods presented (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,

	2020	2019	2020	2019
Net LCM inventory adjustment benefit (charge) in income (loss) from operations	$9.9	$(47.0)	$(691.5)	$277.0
Net LCM inventory adjustment benefit (charge) in net income (loss)	7.3	(34.6)	(509.6)	203.7

Debt Extinguishment Costs - During the nine months ended September 30, 2020, we recorded pre-tax debt extinguishment costs of $22.2 million related to the redemption of the 2023 Senior Notes. These nonrecurring charges decreased net income by $16.4 million for the nine months ended September 30, 2020. There were no such costs in any of the other periods presented.

Change in Tax Receivable Agreement liability - During the three months ended September 30, 2020, we recorded a change in the Tax Receivable Agreement liability that increased income before income taxes and net income by $252.2 million and $185.9 million, respectively. During the nine months ended September 30, 2020, we recorded a change in the Tax Receivable Agreement liability that increased income before income taxes and net income by $240.6 million and $177.3 million, respectively. The changes in the Tax Receivable Agreement liability reflect charges or benefits attributable to changes in our obligation under the Tax Receivable Agreement due to factors out of our control such as changes in tax rates, as well as periodic adjustments to our liability based, in part, on an updated estimate of the amounts that we expect to pay, using assumptions consistent with those used in our concurrent estimate of the deferred tax asset valuation allowance. There was no change in the Tax Receivable Agreement liability for the three or nine months ended September 30, 2019.

Change in Fair Value of Contingent Consideration - During the three months ended September 30, 2020, we recorded a change in fair value of the contingent considerations related to the Martinez Contingent Consideration and the PBFX Contingent Consideration which increased income from operations and net income by $28.6 million and $21.1 million, respectively. During the nine months ended September 30, 2020, we recorded a change in fair value of the contingent considerations primarily related to the Martinez Contingent Consideration which increased income from operations and net income by $93.5 million and $68.9 million, respectively. There were no such changes in fair value of contingent consideration during the three and nine months ended September 30, 2019.

Gain on sale of Hydrogen Plants - During the nine months ended September 30, 2020, we recorded a gain on the sale of five hydrogen plants. The gain increased income from operations and net income by $471.1 million and $347.2 million, respectively.

Impairment expense - During the three and nine months ended September 30, 2020, we recorded an impairment charge which decreased income from operations and net income by $7.0 million and $5.2 million, respectively, resulting from the write-down of certain PBFX long-lived assets. There were no such charges during the three and nine months ended September 30, 2019.

Gain on Sale of Torrance land - During the three and nine months ended September 30, 2019, we recorded a gain on the sale of a parcel of real property acquired as part of the Torrance refinery, but not part of the refinery itself. The gain increased income from operations and net income by $33.1 million and $24.3 million, respectively.

Severance Costs - During the nine months ended September 30, 2020, we recorded a severance charge related to reductions in our workforce that decreased income from operations and net income by $12.9 million and $9.5 million, respectively. There were no such costs in any of the other periods presented.

Net tax expense on remeasurement of deferred tax assets - During the three and nine months ended September 30, 2020, we recorded a deferred tax valuation allowance of $348.6 million in accordance with ASC 740, Income Taxes. This amount includes tax expense of approximately $66.3 million related to our net change in the Tax Receivable Agreement liability or a net tax expense of $282.3 million related primarily to the remeasurement of deferred tax assets. There was no such expense in the three or nine months ended September 30, 2019.

(5) Represents an adjustment to weighted-average diluted shares outstanding to assume the full exchange of existing PBF LLC Series A Units as described in footnote 2 above.

(6) Represents weighted-average diluted shares outstanding assuming the conversion of all common stock equivalents, including options and warrants for PBF LLC Series A Units and performance share units and options for shares of PBF Energy Class A common stock as calculated under the treasury stock method (to the extent the impact of such exchange would not be anti-dilutive) for the three and nine months ended September 30, 2020 and 2019, respectively. Common stock equivalents exclude the effects of performance share units and options and warrants to purchase 12,358,105 and 12,152,756 shares of PBF Energy Class A common stock and PBF LLC Series A Units because they are anti-dilutive for the three and nine months ended September 30, 2020, respectively. Common stock equivalents exclude the effects of performance share units and options and warrants to purchase 7,739,275 and 6,003,867 shares of PBF Energy Class A common stock and PBF LLC Series A Units because they are anti-dilutive for the three and nine months ended September 30, 2019, respectively. For periods showing a net loss, all common stock equivalents and unvested restricted stock are considered anti-dilutive.

(7) EBITDA (Earnings before Interest, Income Taxes, Depreciation and Amortization) and Adjusted EBITDA are supplemental measures of performance that are not required by, or presented in accordance with GAAP. Adjusted EBITDA is defined as EBITDA before adjustments for items such as stock-based compensation expense, the non-cash change in the fair value of catalyst obligations, gain on sale of hydrogen plants, the write down of inventory to the LCM, changes in the liability for Tax Receivable Agreement due to factors out of our control, such as changes in tax rates, debt extinguishment costs related to refinancing activities, and certain other non-cash items. We use these Non-GAAP financial measures as a supplement to our GAAP results in order to provide additional metrics on factors and trends affecting our business. EBITDA and Adjusted EBITDA are measures of operating performance that are not defined by GAAP and should not be considered substitutes for net income as determined in accordance with GAAP. In addition, because EBITDA and Adjusted EBITDA are not calculated in the same manner by all companies, they are not necessarily comparable to other similarly titled measures used by other companies. EBITDA and Adjusted EBITDA have their limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

(8) We operate in two reportable segments: Refining and Logistics. Our operations that are not included in the Refining and Logistics segments are included in Corporate. As of September 30, 2020, the Refining segment includes the operations of our oil refineries and related facilities in Delaware City, Delaware, Paulsboro, New Jersey, Toledo, Ohio, Chalmette, Louisiana, Torrance, California and Martinez, California. The Logistics segment includes the operations of PBF Logistics LP ("PBFX"), a growth-oriented master limited partnership which owns or leases, operates, develops and acquires crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets. PBFX's assets primarily consist of rail and truck terminals and unloading racks, storage facilities and pipelines, a substantial portion of which were acquired from or contributed by PBF LLC and are located at, or nearby, our refineries. PBFX provides various rail, truck and marine terminaling services, pipeline transportation services and storage services to PBF Holding and/or its subsidiaries and third party customers through fee-based commercial agreements.

PBFX currently does not generate significant third party revenue and intersegment related-party revenues are eliminated in consolidation. From a PBF Energy perspective, our chief operating decision maker evaluates the Logistics segment as a whole without regard to any of PBFX’s individual operating segments.

(9) As reported by Platts.

(10) Gross refining margin and gross refining margin per barrel of throughput are Non-GAAP measures because they exclude refinery operating expenses, depreciation and amortization and gross margin of PBFX. Gross refining margin per barrel is gross refining margin, divided by total crude and feedstocks throughput. We believe they are important measures of operating performance and provide useful information to investors because gross refining margin per barrel is a helpful metric comparison to the industry refining margin benchmarks shown in the Market Indicators Tables, as the industry benchmarks do not include a charge for refinery operating expenses and depreciation. Other companies in our industry may not calculate gross refining margin and gross refining margin per barrel in the same manner. Gross refining margin and gross refining margin per barrel of throughput have their limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

(11) Represents refinery operating expenses, including corporate-owned logistics assets, excluding depreciation and amortization, divided by total crude oil and feedstocks throughput.

(12) We define heavy crude oil as crude oil with American Petroleum Institute (API) gravity less than 24 degrees. We define medium crude oil as crude oil with API gravity between 24 and 35 degrees. We define light crude oil as crude oil with API gravity higher than 35 degrees.

(13) The total debt to capitalization ratio is calculated by dividing total debt by the sum of total debt and total equity. This ratio is a measurement that management believes is useful to investors in analyzing our leverage. Net debt and the net debt to capitalization ratio are Non-GAAP measures. Net debt is calculated by subtracting cash and cash equivalents from total debt. We believe these measurements are also useful to investors since we have the ability to and may decide to use a portion of our cash and cash equivalents to retire or pay down our debt. Additionally, we have also presented the total debt to capitalization and net debt to capitalization ratios excluding the cumulative effects of special items on equity.

	September 30,	December 31,
	2020	2019
	(in millions)
Total debt	$4,411.1	$2,064.9
Total equity	2,490.8	3,585.5
Total capitalization	$6,901.9	$5,650.4

Total debt	$4,411.1	$2,064.9
Total equity excluding special items	2,810.6	3,675.8
Total capitalization excluding special items	$7,221.7	$5,740.7

Total equity	$2,490.8	$3,585.5
Special Items (Note 4)
Add: Non-cash LCM inventory adjustment	1,093.1	401.6
Add: Gain on Torrance land sale	(76.9)	(76.9)
Add: Change in Tax Receivable Agreement liability	(531.0)	(290.4)
Add: Debt extinguishment costs	47.7	25.5
Add: Early railcar return expense	52.3	52.3
Add: Change in fair value of contingent consideration	(93.5)	—
Add: Gain on sale of hydrogen plants	(471.1)	—
Add: Severance costs	12.9	—
Add: Impairment expense	7.0	—
Less: Recomputed income taxes on special items	(23.2)	(42.0)
Add: Net tax expense on remeasurement of deferred tax assets	282.3	—
Add: Net tax expense on TCJA related special items	20.2	20.2
Net impact of special items to equity	319.8	90.3
Total equity excluding special items	$2,810.6	$3,675.8

Total debt	$4,411.1	$2,064.9
Less: Cash and cash equivalents	1,282.6	814.9
Net Debt	$3,128.5	$1,250.0

Total debt to capitalization ratio	64%	37%
Total debt to capitalization ratio, excluding special items	61%	36%
Net debt to capitalization ratio	56%	26%
Net debt to capitalization ratio, excluding special items	53%	25%

(14) The Refining segment includes capital expenditures of $1,176.2 million for the acquisition of the Martinez refinery in the first quarter of 2020.

(15) On April 24, 2019, PBFX entered into a contribution agreement with PBF LLC (the "TVPC Contribution Agreement"), pursuant to which PBF LLC contributed to PBFX all of the issued and outstanding limited liability company interests of TVP Holding Company LLC (“TVP Holding”) for total consideration of $200.0 million (the "TVPC Acquisition"). Prior to the TVPC Acquisition, TVP Holding owned a 50% equity interest in Torrance Valley Pipeline Company LLC (“TVPC”). Subsequent to the closing of the TVPC Acquisition on May 31, 2019, PBFX owns 100% of the equity interest in TVPC.

(16) Prior to the TVPC Contribution Agreement, the Logistics segment included 100% of the income from operations of TVPC, as TVPC was consolidated by PBFX. PBFX recorded net income attributable to noncontrolling interest for the 50% equity interest in TVPC held by PBF Holding. PBF Holding (included in the Refining segment) recorded equity income in investee related to its 50% noncontrolling ownership interest in TVPC. For purposes of our Condensed Consolidated Financial Statements, PBF Holding’s equity income in investee and PBFX’s net income attributable to noncontrolling interests eliminated in consolidation.